Exhibit 23.1

Ronald R. Chadwick, P.C.

Certified Public Accountant

2851 South Parker Road

Suite 720

Aurora, Colorado  80014

Phone (303)306-1967

Fax (303)306-1944

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the use in the Registration Statement of Umax Group Corp. on Form S-1 of my Report of Independent Registered Public Accounting Firm, dated May 16, 2011 on the balance sheet of Umax Group Corp. as at April 30, 2011, and the related statements of operations, stockholders' equity, and cash flows for the period from March 21, 2011 (date of inception) through April 30, 2011.

In addition, I consent to the reference to me under the heading “Experts” in the Registration Statement.

Aurora, Colorado May19, 2011	RONALD R. CHADWICK, P.C. Ronald R. Chadwick, P.C.